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                                                                   EXHIBIT 10.92

             DESCRIPTION OF ITC/\DELTACOM, INC. ANNUAL BONUS PLAN

        ITC/\DeltaCom, Inc. (the "Company") maintains an annual bonus plan for the benefit of its corporate officers and certain other employees of the Company and its subsidiaries. Bonuses are specified as a percentage of the employee's annual base salary. Bonus percentages generally are set by organizational level within the Company, except that bonus percentages for the most senior executive officers of the Company are established by the Compensation Committee of the Board of Directors.

        The Compensation Committee establishes annual target bonus awards based on the achievement of the financial and operating objectives set by the Compensation Committee for the Company. Typically, 100% of annual bonuses payable to senior executives under the business plan are tied to the Company's achievement of revenue, EBITDA (cash flow) and capital budget targets. Bonuses for other executives and employees are determined based on varying percentages of annual base salary, a portion of which is tied to overall Company performance (measured against targets set for senior executives) and a portion to individual and departmental performance. The Compensation Committee has the discretion to modify the foregoing percentage for senior executive officers as it deems appropriate.